Exhibit 10.3

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

ATLAS TC HOLDINGS LLC

This Amendment No. 1 (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of Atlas TC Holdings LLC, a Delaware Limited Liability Company (the “Company”) is entered into effective as of February 25, 2021, by Atlas Technical Consultants, Inc., a Delaware corporation, as the managing member of the Company (the “Managing Member”). Capitalized terms used but not defined herein have the meaning given to such terms in the LLC Agreement.

WHEREAS, the Managing Member and the Members of the Company have entered into the LLC Agreement, dated as of February 14, 2020;

WHEREAS, Section 12.1(a) of the LLC Agreement provides that the Managing Member may amend the terms and provisions of the LLC Agreement; provided that no amendment to the LLC Agreement may (i) modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the prior written consent of each such affected Member, (ii) alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the prior written consent of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner or (iii) alter or change any rights, preferences or privileges of the Preferred Units in a manner adverse to the Preferred Unitholders, without the prior written consent of the Preferred Required Unitholders; and

WHEREAS, the Managing Member has determined that this Amendment does not modify the limited liability, or increase the liabilities or obligations, of any Member, or alter or change any rights, preferences or privileges of any Interests other than the rights, preferences or privileges of the Preferred Units, the sole holder of which has approved this Amendment.

NOW THEREFORE, the Managing Member does hereby amend the LLC Agreement as follows:

Section 1. Amendment. The LLC Agreement is hereby amended as follows:

1.	Section 4.8(d)(v) is hereby redesignated as Section 4.8(d)(vi).

2.	A new Section 4.8(d)(v) is hereby added to the LLC Agreement by inserting the following:

(v) the Company may (at the direction of the Board) redeem all of the Preferred Units, at any time for a cash amount per Preferred Unit equal to the Preferred Liquidation Preference using the proceeds from refinancing the Credit Agreement.

Section 2. Ratification of LLC Agreement. Except as expressly modified and amended herein, all of the terms of the LLC Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

MANAGING MEMBER:

ATLAS TECHNICAL CONSULTANTS, INC.

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

Signature Page to Amendment No. 1 to the

Amended and Restated Limited Liability Company Agreement of

Atlas TC Holdings LLC